Exhibit 10.29

Summary of Terms of Incentive

Compensation Arrangements for the Company’s Division Presidents

On September 9, 2005, the Company’s Compensation Committee approved an incentive compensation arrangement for its Division Presidents first effective for the Company’s fiscal year ending June 30, 2006. The Division Presidents do not participate in the Orleans Homebuilders Incentive Compensation Plan and the new incentive compensation arrangement does not apply to the Company’s northern division.

Under the incentive compensation arrangement for Division Presidents, 80% of a Division President’s annual bonus will be based upon the division’s financial performance, 10% will be based upon the achievement of division-specific objectives determined by the Company’s President, and 10% will be based upon the achievement of Company-wide objectives determined by the President.

The maximum aggregate bonus a Division President may earn (for all three components) is calculated after the close of the fiscal year by multiplying the division’s economic profit by a percentage determined by the Company’s President during the first quarter of the fiscal year. The economic profit for each division is equal to the division’s pretax income (before the President’s bonus expense), less a capital charge. The capital charge is a percentage of the division’s net assets.

The portion of the Division President’s bonus attributable to the division’s financial performance is calculated as follows:

The Company’s management sets an upper target and a lower target for the division’s economic profit percentage. The economic profit percentage is determined by dividing the division’s economic profit by its homebuilding revenue. The Company’s management also sets the upper, middle and lower bonus rates to be applied to the division’s fiscal year’s economic profit to determine the dollar amount of the bonus to be awarded to the Division President. If the division meets or exceeds the targeted economic profit percentage, the highest bonus rate will be applied and the Division President will earn the maximum bonus; if the division does not meet the lower target, the lowest bonus rate will be applied and the Division President will earn only the minimum bonus; and if the division’s economic profit percentage is between the upper and lower targets, the middle bonus rate will be applied and the Division President will earn the middle bonus.

The remaining portion (20%) of the Division President’s bonuses will be determined by the President based upon the attainment of division-specific goals and Company-wide goals.